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                                  EXHIBIT 99.1


CONTACT:  KIRK BREWER
          847.256.9282



                     JACOR TO ACQUIRE REGENT COMMUNICATIONS


CINCINNATI, OCTOBER 9 -- JACOR COMMUNICATIONS, INC. (NASDAQ: JCOR) today announced it has reached a definitive merger agreement to acquire Regent Communications, Inc.

     Regent, based in Covington, Ky., owns, operates or represents 20 radio stations located in five U.S. markets: Kansas City, Salt Lake City, Las Vegas, Louisville, and Charleston, S.C. (See attached listing of stations for details.)

     The transaction is subject to regulatory review.

     Jacor will acquire Regent for 3.55 million newly issued shares of Jacor common stock, warrants to purchase 500,000 shares of Jacor common stock at $40 per share, and the assumption of Regent's $64 million of debt.

     Randy Michaels, Jacor chief executive officer, said, "We are very excited about this acquisition, which brings Jacor into four new markets with multiple station ownership consistent with Jacor's core operating strategy. This increases our presence in Kansas City, and provides us with established clusters of stations in new markets that hold a great deal of growth potential."

     Jacor completed its acquisition of Citicasters Inc. on September 18, and on September 26 announced an agreement to trade WTSP-TV in Tampa for six radio stations owned by Gannett Co. Inc.

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     Jacor Communications is headquartered in Cincinnati.  Including announced pending acquisitions, Jacor owns, operates, represents or provides programming for 92 radio stations in 20 U.S. markets. The company also owns WKRC-TV in Cincinnati. Jacor plans to pursue growth through continued acquisitions of complementary stations in its existing markets, and radio groups or individual stations with significant presence in other attractive markets.


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STATIONS TO BE PURCHASED
BY JACOR IN REGENT TRANSACTION


KANSAS CITY
-----------
KMXV-FM
KUDL-FM


SALT LAKE CITY
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KALL-AM             KRKR-FM (JSA)
KKAT-FM             KBKK-FM (JSA)
KODJ-FM
KUTQ-FM *
KZHT-FM *


LAS VEGAS
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KSNE-FM
KFMS-FM
KWNR-FM **
KBGO-FM #


LOUISVILLE
----------
WDJX-FM
WSFR-FM
WFIA-AM
WVEZ-FM
WSJW-FM #


CHARLESTON, S.C.
----------------
WEZL-FM
WXLY-FM



* Pending acquisition from Bountiful Broadcasting currently operating under a Time Brokerage Agreement.
**   Pending acquisition from Southwest Radio.
# Regent holds option to purchase station, currently operating under a Time Brokerage Agreement.


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